Exhibit 10.1

JOINDER AGREEMENT, dated as of October 5, 2010 (this “Joinder Agreement”) by and among BANK OF AMERICA, N.A., in its capacity as administrative agent under the credit agreement referred to below, NALCO HOLDINGS LLC, a Delaware limited liability company (“Holdings”), NALCO COMPANY, a Delaware corporation ( “Nalco” or the “U.S. Borrower”), and the Persons listed on Schedule 1 hereto.

WHEREAS, reference is made to that certain credit agreement dated as of May 13, 2009 (as amended, the “Credit Agreement”) among Holdings, the U.S. Borrower, the foreign subsidiary borrowers from time to time party thereto, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders, and the arrangers and bookmanagers party thereto.

WHEREAS, Section 2.22 of the Credit Agreement permits the Borrower to request New Term Commitments from time to time on the terms and conditions specified therein.

WHEREAS, the Borrower has requested the establishment of New Term Commitments in an aggregate principal amount of $650.0 million (such New Term Commitments, the “Tranche B-1 Term Commitments”).

WHEREAS, the proceeds of the New Term Loans made pursuant to the Tranche B-1 Term Commitments shall be used as set forth below.

WHEREAS, each of the Persons set forth on Schedule 1 hereto is, on the terms and subject to the conditions set forth herein, willing to become a New Term Lender with respect to the Tranche B-1 Term Loans (the “Tranche B-1 Lenders”), with each such Tranche B-1 Lender having a Tranche B-1 Term Commitment in the amount set forth opposite its name on such Schedule 1.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

A.	Making of Tranche B-1 Term Loans.

1. Capitalized terms used but not defined in this Joinder Agreement have the meanings assigned thereto in the Credit Agreement. The provisions of Section 1.02 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis. This Joinder Agreement is an “Increase Joinder” referred to in Section 2.22(b) of the Credit Agreement.

2. Except as set forth in this Joinder Agreement, the terms and provisions of the Tranche B-1 Term Commitments and Tranche B-1 Term Loans (as defined below) shall be identical to the Term Loans made pursuant to Section 2.01(a) of the Credit Agreement (the “Initial Term Loans” and, for the avoidance of doubt, the Initial Term Loans excludes the Tranche C Term Loans provided pursuant to the Joinder Agreement dated December 7, 2009 (the “Tranche C Term Loans”) prior to their repayment hereunder and shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents. For the avoidance of doubt, except as expressly provided otherwise herein, the Tranche B-1 Term Commitments, the Tranche B-1 Term Loans and the Tranche B-1 Lenders shall be treated as New Term Commitments, New

Term Loans and New Term Lenders, respectively, for purposes of the Credit Agreement and the other Loan Documents; provided that Tranche B-1 Term Commitments, Tranche B-1 Term Loans and Tranche B-1 Lenders may be designated as such (instead of as New Term Commitments, New Term Loans and New Term Lenders, respectively) on any documentation relating thereto.

3. Subject to the terms and conditions set forth herein (including, without limitation, the satisfaction of the conditions set forth in Section D below and the provisions of Section A6 below) and in the Credit Agreement, each Tranche B-1 Lender severally agrees to make to the U.S. Borrower, on a date specified by the U.S. Borrower in the Borrowing Request referred to in Section D below (the “Tranche B-1 Closing Date”), a single loan to the U.S. Borrower denominated in Dollars in an aggregate principal amount equal to such Tranche B-1 Lender’s Tranche B-1 Term Commitment (a “Tranche B-1 Term Loan”).

4. The U.S. Borrower agrees to pay on the Tranche B-1 Closing Date to each Tranche B-1 Lender, as fee compensation for the funding of such Tranche B-1 Lender’s Tranche B-1 Term Loan, a closing fee (the “Tranche B-1 Closing Fee”) in an amount equal to 0.50% of the stated principal amount of such Tranche B-1 Lender’s Tranche B-1 Term Commitment. Such Tranche B-1 Closing Fee will be in all respects fully earned, due and payable on the Tranche B-1 Closing Date and non-refundable and non-creditable thereafter and such Tranche B-1 Closing Fee shall be paid by the U.S. Borrower to the Tranche B-1 Lender on the Tranche B-1 Closing Date.

5. Each Tranche B-1 Lender hereby consents to the amendments to (x) the Credit Agreement set forth in Section 1 of Amendment No. 3 to the Credit Agreement (“Amendment No. 3”) attached hereto as Exhibit A and (y) the U.S. Collateral Agreement set forth in Section 2 of Amendment No. 3.

6. If not drawn before 5:00 p.m., New York City time on October 12, 2010, the Tranche B-1 Term Commitments shall expire at such time and shall from and after such time be of no further force or effect. The Tranche B-1 Term Commitment of each Tranche B-1 Lender shall automatically terminate upon the making of the Tranche B-1 Term Loan relating to such Tranche B-1 Term Commitment.

B.	Terms of the Tranche B-1 Term Loans.

1. The Tranche B-1 Term Loans shall mature on October 5, 2017 (the “Tranche B-1 Maturity Date”). The U.S. Borrower hereby unconditionally promises to pay to the Applicable Agent for the account of each Tranche B-1 Lender the then unpaid principal amount of each Tranche B-1 Term Loan of such Tranche B-1 Lender (i) as provided in Section B2 hereof and (ii) on the Tranche B-1 Maturity Date. Sections 2.10(a) and 2.10(c) of the Credit Agreement shall not apply to Tranche B-1 Term Loans. To the extent not previously paid all Tranche B-1 Term Loans shall be due and payable on the Tranche B-1 Maturity Date.

2. Subject to adjustment pursuant to Section 2.10(d) of the Credit Agreement, the U.S. Borrower shall repay Term Borrowings of Tranche B-1 Term Loans on each Term Loan Installment Date set forth below in the aggregate principal amount set forth opposite such Term Loan Installment Date:

Date	Amount
December 31, 2010	$1,625,000
March 31, 2011	$1,625,000
June 30, 2011	$1,625,000
September 30, 2011	$1,625,000
December 31, 2011	$1,625,000
March 31, 2012	$1,625,000
June 30, 2012	$1,625,000
September 30, 2012	$1,625,000
December 31, 2012	$1,625,000
March 31, 2013	$1,625,000
June 30, 2013	$1,625,000
September 30, 2013	$1,625,000
December 31, 2013	$1,625,000
March 31, 2014	$1,625,000
June 30, 2014	$1,625,000
September 30, 2014	$1,625,000
December 31, 2014	$1,625,000
March 31, 2015	$1,625,000
June 30, 2015	$1,625,000
September 30, 2015	$1,625,000
December 31, 2015	$1,625,000
March 31, 2016	$1,625,000
June 30, 2016	$1,625,000
September 30, 2016	$1,625,000
December 31, 2016	$1,625,000
March 31, 2017	$1,625,000
June 30, 2017	$1,625,000
September 30, 2017	$1,625,000
Tranche B-1 Maturity Date	$604,500,000

3. Tranche B-1 Term Loans shall be subject to the provisions of Section 2.11(c) and (d) of the Credit Agreement on a pro rata basis with the Tranche C Term Loans. In the event that, within one year of the Tranche B-1 Closing Date, (x) Holdings or any Borrower makes any prepayment of Tranche B-1 Term Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Joinder Agreement or the Credit Agreement resulting in a Repricing Transaction, the U.S. Borrower shall pay to the Administrative Agent, for the ratable account of each Tranche B-1 Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Tranche B-1 Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the Tranche B-1 Term Loans outstanding immediately prior to such amendment. For the purposes of this Joinder Agreement, “Repricing Transaction” shall mean the refinancing or repricing by the U.S. Borrower of any of the Tranche B-1 Term Loans under this Joinder Agreement and the Credit Agreement (x) with the proceeds of any Indebtedness (including, without limitation, any new or additional term loans under the Credit Agreement) or (y) in connection with any amendment to this Joinder Agreement or the Credit Agreement, in either case, (i) having or resulting in an effective interest rate or weighted average yield (to be determined after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof (with original issue discount or upfront fees being equated to interest margins based on an assumed four-year average life to maturity (e.g., 25 basis points of interest margin equals 100 basis points in original issue discount or upfront fees payable on the principal amount of debt)), but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) as of the date of such refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in Adjusted Eurocurrency Rate or Alternate Base Rate), less than the effective interest rate for, or weighted average yield (to be determined on the same basis as above) of such Tranche B-1 Term Loans as of the date of such repricing and (ii) in the case of a refinancing of the Tranche B-1 Term Loans, the proceeds of which are used to repay, in whole or in part, principal of such outstanding Tranche B-1 Term Loans.

4. If any New Term Loans or New Term Commitments are established following the Tranche B-1 Closing Date, each Tranche B-1 Lender agrees, on behalf of itself and each of its assigns, that, notwithstanding anything contained in Section 2.22 of the Credit Agreement to the contrary, clause (5) of the first proviso in the fourth sentence of Section 2.22(a) of the Credit Agreement shall apply to increases in the Applicable Margin with respect to the Tranche B-1 Term Loans only until the date that is eighteen (18) months after the Tranche B-1 Closing Date.

5. All of the proceeds of the Tranche B-1 Term Loans shall be used to (x) repay a portion of the Initial Term Loans and to pay any accrued and unpaid interest on such Initial Term Loans and (y) pay any fees and expenses incurred in connection with the borrowing of the Tranche B-1 Term Loans. No representation or warranty under Section 3.12 of the Credit Agreement shall be deemed to be false or misleading, and no default in the observance of any covenant contained in Section 5.08 of the Credit Agreement shall be deemed to occur or be existing, in each case as a result of the use of the proceeds of the Tranche B-1 Term Loans set forth in the immediately preceding sentence.

6. The Tranche B-1 Term Loans shall bear interest in the same manner that the Initial Term Loans bear interest under the Credit Agreement; provided that solely for purposes of calculating the interest rate on the Tranche B-1 Term Loans (a) the “floor” included in the definition of Adjusted Eurocurrency Rate shall be deemed to be 1.50% per annum and (b) the Applicable Margin for Tranche B-1 Term Loans shall be(i) for any day with respect to any ABR Loan that is a Tranche B-1 Term Loan, the applicable margin set forth below under the caption “Tranche B-1 Term Loan ABR Spread” and (ii) for any day with respect to any Eurocurrency Loan that is a Tranche B-1 Term Loan, the applicable margin set forth below under the caption “Tranche B-1 Term Loan Eurocurrency Spread, in each case by reference to the Corporate Rating as in effect on such date as set forth below.

Corporate Rating Moody’s/S&P	Tranche B-1 Term Loan ABR Spread	Tranche B-1 Term Loan Eurocurrency Spread
Category 1 ≥Ba1(stable or positive outlook) / BB+ (stable or positive outlook)	3.75%	2.75%
Category 2 <Ba1 (stable or positive outlook) / BB+ (stable or positive outlook)	4.00%	3.00%

For purposes of the foregoing, “Corporate Rating” means, as of any date of determination, the corporate credit rating of the U.S. Borrower as determined by S&P and the corporate family rating of the U.S. Borrower as determined by Moody’s; provided that (a) if the respective Corporate Ratings issued by the foregoing rating agencies differ by one level, then the category for the lower of such Corporate Ratings shall apply (with the Corporate Rating for Category 1 being the highest and the Corporate Rating for Category 2 being the lowest); and (b) if the U.S. Borrower does not have Corporate Ratings from each of S&P and Moody’s, then the applicable margin set forth in Category 2 shall apply.

Initially, the applicable margin for Tranche B-1 Term Loans shall be determined based upon the Corporate Rating specified in the certificate delivered by the U.S. Borrower on the Tranche B-1 Closing Date. Thereafter, each change in the applicable margin for Tranche B-1 Term Loans resulting from a publicly announced change in the Corporate Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by Holdings or any Borrower to the Administrative Agent of notice thereof pursuant to Section B7 of this Joinder Agreement and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

7. Each of Holdings and the Borrowers covenants and agrees with each Tranche B-1 Lender that so long as this Joinder Agreement and the Credit Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Tranche B-1 Term Loan shall have been paid in full, unless a majority of the Tranche B-1 Lenders shall otherwise consent in writing, each of Holdings and the Borrowers will furnish to the Administrative Agent written notice of any announcement by Moody’s or S&P of any change or possible change in a Corporate Rating.

C.	Representations and Warranties

1. The execution, delivery and performance of this Joinder Agreement and the Reaffirmation Agreement by each Loan Party party hereto and thereto (a) have been duly authorized by all corporate, stockholder, limited liability company or partnership action required to be obtained by such Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Loan Party is a party or by which such Loan Party or any of its property is or may be bound, except, in the case of clauses (B) and (C), where such violation will not be deemed to have a Material Adverse Effect or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than the Liens created by the Loan Documents.

2. Each of this Joinder Agreement and the Reaffirmation Agreement has been duly executed and delivered by each Loan Party party hereto and thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

D.	Conditions

The making of the Tranche B-1 Term Loans and the occurrence of the Tranche B-1 Closing Date are subject to the satisfaction of the following conditions:

1. The Administrative Agent shall have received counterparts of this Joinder Agreement that bear the signatures of (i) the Administrative Agent, (ii) Holdings, (iii) the U.S. Borrower and (iv) each Tranche B-1 Lender. The Administrative Agent shall have received counterparts to Amendment No. 3 duly executed by each Tranche B-1 Lender.

2. The Administrative Agent shall have received the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and Deutsche Bank AG New York Branch (“DBAG”):

(a) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Holdings and the U.S. Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Joinder Agreement, the Reaffirmation Agreement and the other Loan Documents;

(b) an opinion from Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and DBAG, covering such matters relating to this Joinder Agreement and the transactions contemplated hereby as the Administrative Agent and DBAG shall reasonably request;

(c) a certificate from the chief financial officer of the U.S. Borrower, dated the Tranche B-1 Closing Date, certifying (A) as to the accuracy of the representations and warranties set forth in Section C hereof, (B) as to the satisfaction of the conditions precedent to the making of the New Term Loans constituting Tranche B-1 Term Loans that are set forth in clauses (1), (7), (8) and (9) of the first proviso to the fourth sentence in Section 2.22(a) of the Credit Agreement (which, in the case of clause (7) of such first proviso, shall demonstrate compliance therewith in reasonable detail), (C) that the Secured Leverage Ratio for the most recently ended Test Period, determined on a Pro Forma Basis, including after giving effect to the application of the net proceeds from the incurrence of the Tranche B-1 Term Loans, shall not exceed 2.0 to 1.00 and (D) as to the accuracy of the conditions set forth in Section D3;

(d) a Borrowing Request, adapted appropriately for the borrowing of the Tranche B-1 Term Loans;

(e)(i) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent;

(f) receipt of a duly executed payoff letter in respect of all obligations under the Existing Credit Agreement and the accompanying UCC-3 termination statements;

(g) the prepayment notices required by the Credit Agreement in connection with the prepayment of the Initial Term Loans; and

(h) all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Joinder Agreement shall be reasonably satisfactory in all respects to the Administrative Agent and DBAG.

3. The representations and warranties set forth in Article III of the Credit Agreement shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Tranche B-1 Closing Date, with the same effect as if made on and as of the Tranche B-1 Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Upon the Tranche B-1 Closing Date and immediately after giving effect to the making of the Tranche B-1 Term Loans, no Event of Default or Default shall have occurred and be continuing.

4. All documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations shall have been provided to any Person that is or will become a Tranche B-1 Lender (to the extent such Person is not a Lender under the Credit Agreement prior to giving effect to the Tranche B-1 Closing Date and such Person has requested such documentation and information reasonably in advance of the Tranche B-1 Closing Date).

5. All arrangers and bookmanagers with respect to the Tranche B-1 Term Loans shall have received all fees and other amounts due and payable to them at or simultaneously upon the borrowing of the Tranche B-1 Term Loans, including reimbursement or payment of all reasonable documented out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel).

6. Each Loan Party shall have entered into a written instrument reasonably satisfactory to the Administrative Agent and DBAG pursuant to which it confirms that it consents to this Joinder Agreement and the Tranche B-1 Term Loans and that the Security Documents to which it is party will continue to apply in respect of the Credit Agreement (after giving effect to this Joinder Agreement) and the Obligations of such Loan Party (the “Reaffirmation Agreement”).

E.	Effect of this Joinder Agreement.

1. Except as expressly set forth herein, this Joinder Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

2. On and after the Tranche B-1 Closing Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed to be a reference to the Credit Agreement as supplemented by this Joinder Agreement. This Joinder Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

3. To the extent required by Section 2.22 of the Credit Agreement, the Administrative Agent hereby consents to each Tranche B-1 Lender making a Tranche B-1 Term Loan. The Administrative Agent also exercises its rights to waive the notice referred to in the second sentence of Section 2.22(a) of the Credit Agreement, to the extent such notice relates to the Tranche B-1 Term Loans and Tranche B-1 Term Commitments.

F.	Miscellaneous.

1. All covenants, agreements, representations and warranties made by Holdings, the U.S. Borrower and the Loan Parties herein and in the Reaffirmation Agreement in the certificates or other instruments prepared or delivered in connection with or pursuant hereto shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Tranche B-1 Term Loans, the execution and delivery of hereof and the Reaffirmation Agreement, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Tranche B-1 Term Loan or any other amount payable in respect thereof is outstanding.

2. Within 45 days (or such greater number of days as may be agreed to by the Administrative Agent in its sole discretion) of the Tranche B-1 Closing Date, Holdings and the U.S. Borrower will, and will cause the other Loan Parties to, prepare, execute and deliver (or cause to be prepared, executed and delivered) such documentation and instruments (including without limitation mortgage amendments, title datedown endorsements and local counsel opinions) that the Administrative Agent reasonably deems necessary to amend the U.S. Mortgages in order to cause the Obligations (as increased by the making of the Tranche B-1 Term Loans) to be appropriately secured by the property underlying such U.S. Mortgages. Prior to the time that such U.S. Mortgages have been so amended (and the related documentation so delivered), notwithstanding anything contained to the contrary in the Loan Documents, the Tranche B-1 Lenders hereby agree that no proceeds from the foreclosure or other realization with respect to the U.S. Mortgages may be applied to Obligations in respect of the Tranche B-1 Term Loans, and such proceeds shall be applied to the other Obligations as if the Tranche B-1 Term Loans were not outstanding (and this sentence shall cease to be of any force or effect when such amendments to such U.S. Mortgages and related documentation are so delivered).

3. THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

4. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS JOINDER AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS JOINDER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

5. This Joinder Agreement and the Reaffirmation Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Agreement by facsimile, PDF or other electronic transmission shall be as effective as delivery of a manually signed original.

6. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Joinder Agreement and the Reaffirmation Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Joinder Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Joinder Agreement or Reaffirmation Agreement against Holdings, any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

7. Each of Holdings, the U.S. Borrower and each other Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Joinder Agreement or the Reaffirmation Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NALCO HOLDINGS LLC

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Vice President

NALCO COMPANY

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Don B. Pinzon
	Name:	Don B. Pinzon
	Title:	Vice President

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Tranche B-1 Lender

By:	/s/ Omayra Laucella
	Name:	Omayra Laucella
	Title:	Vice President

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Vice President